Exhibit 21.1

Subsidiaries of TCW Star Direct Lending LLC

Name	Jurisdiction
TCW Star DLG-1 LLC	Delaware
TCW Star DLG-2 LLC	Delaware
TCW Star DLG-3 LLC	Delaware
TCW DL HDR-S LLC	Delaware
TCW DL CL-S LLC	Delaware